Exhibit 107

Calculation of Filing Fee Tables

Form F-4

THE FLEXI GROUP HOLDINGS LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee(9)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Ordinary Shares	Rule 457(o)			$17,250,000(1)	.00014760	$2,547	—	—	—	—

Fees to be paid	Equity	Representative’s Warrants to purchase Ordinary Shares	Rule 457(g)			(2)			—	—	—	—

Fees to be paid	Equity	Ordinary Shares issuable upon exercise of Representative’s Warrants (3)(4)	Rule 457(o)			$750,000 (5)	.00014760	$111	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$2,658

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,658

(1)	Includes Ordinary Shares issuable upon exercise of the underwriters’ over-allotment option.
(2)	No registration fee required pursuant to Rule 457(g).
(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	The warrants are exercisable at a price per PubCo Ordinary Share equal to 125% of the offering price per PubCo Ordinary Share in the offering.
(5)	We have agreed to issue to ThinkEquity LLC, Representative’s Warrants that are immediately exercisable at an exercise price equal to 125% of the price per PubCo Ordinary Share issued in the offering, representing up to 5.0% of the Ordinary Shares included issued in the offering. Resales of the Representative’s Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of Ordinary Shares issuable upon exercise of the Representative’s Warrants are also being similarly registered on a delayed or continuous basis hereby. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $392,045, which is equal to 125% of $313,636 (5.0% of $6,272,718). See “Underwriting.”